Page 1
                                           Exhibit (p)(iii) under Form N-1A
                                         Exhibit 10 under Item 601/Reg. S-K


                          Montag & Caldwell, Inc.
                            Statement of Policy
                             (Code of Ethics)
                                    on
                     Employee Securities Transactions
                    (Including Reporting Requirements)


                 CODE OF ETHICS AND STANDARDS OF PRACTICE


           Montag & Caldwell (M&C) is an investment counseling firm dedicated to providing effective and proper professional investment management advice to its clients. Our firm's reputation is a reflection  of our  employees  and  their  collective  decisions.  We select employees who meet the qualifications of experience, education, intelligence, judgment, and the highest standards of moral and ethical attitudes. Our responsibility to our clients is to provide unbiased, independent judgment. In this responsibility, we frequently have knowledge of a client's financial and personal situation and this information must always be treated in the strictest of confidence.

           Each  employee,  and certain other  individuals,  are considered
      Access  Persons  since  they  have  available  to  them   information
      regarding the firm's investment decisions.

           To establish standards of practice and to avoid any misunderstanding by either M&C or our employees, there follows a statement of M&C's Code of Ethics and Standards of Practice. Every Access Person will subscribe to this Code.

           Listed below are specific areas of interest in which M&C's position is outlined for your understanding.

              Personal Securities Transactions - Attached is a Statement of Policy on Access Persons securities transactions. This outlines the trading restrictions and reporting requirements in the handling of personal securities transactions. Compliance with these restrictions is expected to assure that transactions for clients come before those of Access Persons.

              Monitor  Personal  Securities   Transactions  -  The  Trading
              Compliance Officer will continuously review all trading activity as notification is received, and document in writing all employee trades that are questionable.





              The Trading Compliance Officer will review trading activity with the Compliance Officer quarterly.

              Outside Business and Other Interests - The Firm requires that an employee either presently involved in or considering an outside business interest with a profit or non-profit organization submit the details of this interest to the Management Committee. The Firm does not wish to limit employees' opportunities in either a professional or financial sense, but needs to be aware of employees' outside interests. We wish to avoid potential conflicts of interest to insure that clients' investment alternatives are not circumscribed and that there will be no detriment to our employees' performance with the Firm. We must also be concerned as to whether there could be any M&C liability either financially or through adverse publicity.

              An employee who seeks or is offered an officership, trusteeship, directorship, or is employed in any other capacity in an outside enterprise must have his participation approved by the Management Committee.

              Gifts - Personal gifts of cash, fees, trips, favors, etc. of significant value, to employees of M&C are discouraged. Gratuitous trips and other significant favors offered to an employee should be reviewed with the Trading Compliance Officer and-or a member of the Management Committee.

              The Use and Receipt of Inside Information - As presently determined by the courts and the Securities and Exchange Commission, inside information is material, non-public information. In defining inside information, generally it has had to meet the tests of materiality, non-public, known to be non-public, and be a factor in the decision to act. The definition and application of inside information is continually being revised and updated by the regulatory authorities. If an employee believes he is in possession of inside information, he should not act on it or disclose it except to the Chairman of the Investment Policy Committee, the Trading Compliance Officer, or a member of the Management Committee.

              Use of Source Material - Materials written by employees of M&C for distribution outside of the Firm or available to outside people (research reports, investment summaries, etc.) should be original information or include proper reference to sources. It is not necessary to reference publicly available information.

              Privacy of Consumer Financial Information Policy - M&C takes the responsibility to protect our client's personal financial information very seriously. We are committed to maintain the confidentiality of information we collect in regards to our relationship with our clients. Each employee certifies that they understand and subscribe to the Privacy Rules Policy by signing this Statement of Policy/Code of Ethics.



      General Statement of Policy - Personal Securities Transactions

           M&C is registered as an investment adviser with the Securities and Exchange Commission pursuant to the Investment Advisers Act of 1940. M&C serves as investment adviser to (a) private institutional and individual counsel clients, (b) Montag & Caldwell Growth and
      Balanced Funds and (c) investment companies registered with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940. When used herein, the term "clients" includes any funds for which M&C may serve as adviser in the future and private counsel clients. Also, when used herein, the term Access Person includes employees of M&C, and all other individuals, that have access to research material or obtain information regarding the purchase or sale of securities that are subject to restrictions outlined in this Statement of Policy. These individuals are required to adhere to the policies outlined herein.

           As investment adviser to its clients, M&C and each of its employees are in a fiduciary position. This requires that M&C act for the sole benefit of M&C's clients, and that each of its employees avoid those situations which may place or appear to place, the interest of the employee in conflict with the interests of the clients of M&C. Personal investments of employees must be made in light of this standard.

           This Statement of Policy has been developed to guide employees of M&C in the conduct of their personal investments. In those situations where individuals may be uncertain as to intent or purpose of this Statement of Policy, they are encouraged to consult with the Trading Compliance Officer, in order to insure the protection of M&C's clients. The Trading Compliance Officer may under circumstances that are considered appropriate, or after consultation with the Management Committee, grant exceptions to the restrictions contained herein when he/she is satisfied that the interests of M&C's clients will not be thereby prejudiced. All questions should be resolved in favor of the interest of the clients even at the expense of the interest of the Company's employees. The Management Committee will satisfy themselves as to the adherence to this policy through periodic reports from the Trading Compliance Officer.
1.    Application of the Statement of Policy

      1.1    Employees

           The provisions of this Statement of Policy apply to every security transaction, in which an Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which he/she has any direct or indirect control. Generally, an Access Person is regarded as having a beneficial interest in those securities held in his or her name, the name of his or her spouse, and the names of his or her minor children who reside with him or her.



             A person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship he obtains or may obtain therefrom benefits substantially equivalent to those of ownership.

           One does not derive a beneficial interest by virtue of serving as a trustee or executor unless he, or a member of his immediate family, has a vested interest in the income or corpus of the trust or estate. When an Access Person does serve in such capacity, he should at all times avoid conduct in conflict with the interest of clients of M&C. However, if a family member is a fee-paying client, the account will be traded in line with all M&C clients and executed through M&C's trading desk.

             This Statement of Policy also applies to the investments of M&C's Frozen Profit Sharing Plan, and client accounts in which employees have a direct or indirect beneficial interest, except fee paying clients, with respect to which they exercise any direct or indirect control.
1.2   Trading Procedures

            As a guide to compliance with this Statement, if an Access Person is considering trading in a security he/she must first check the Restricted Stock List. A security is placed on this list when M&C's Research Department is considering or recommends a security for a "security allocation of all client accounts". The Restricted Stock List could include securities that are currently held in client portfolios, but only if Research is considering a security allocation change, i.e., increasing the position or eliminating a portion or all of a position.


            If an Access Person is considering trading in a security that M&C holds broadly in client portfolios, he/she is required to execute through the Trading Department. The client portfolios managed by M&C include the same securities, approximately 35-40 companies. The exception would be securities that are executed at the client's request. Therefore, an Access Person is made aware of securities that are related to client portfolios by reviewing the Model Growth and Model Income Accounts, made accessible to all employees through an Intranet system, which are representative of securities held broadly in client portfolios.


            If a security is on the Restricted Stock List, the Access Person may be prohibited from trading within seven days before or after clients have traded in a security in which there has been a security allocation change. It will be the responsibility of the Trading Compliance Officer or, in his/her absence, a member of the Management Committee to determine if this seven-day period may be waived using the standard discussed in the General Statement of Policy. This does not apply to a reallocation of an account or the initial security allocation of an account.







             Security  Allocation  is - prompted by a decision  recommended by the Research Department and approved by the portfolio managers and/or the Policy Committee, to take an initial position in a security across all client accounts, to eliminate a security position from all client accounts, or to decrease or increase a security position across all client accounts. An Access Person is not allowed to trade in any security that is being considered, or is in the process of a security allocation, for seven days before or after the recommended action is completed.


             Security Reallocation is - prompted by a client's action to add funds for investment or to withdraw funds for a specific need. If funds are added, the portfolio manager will rebalance the client's account to determine what percentage of each security is needed to invest the additional funds, or what percentage of each security should be sold to create funds for withdrawal from the client's account. Since M&C does not always receive advance notice of these requests, our Code will allow access persons to trade in securities, held in client portfolios, as long as there are no unexecuted client trade orders in Trading at the time the Access Person's trade is sent to Trading. Access Persons are required to place personal orders to buy or sell securities widely held in client portfolios through the trading desk so it can coordinate the execution of client versus personal transactions.


             Initial Security Allocation is - when M&C receives a new client's initial assets for investment. However, the same rule applies, that if Trading has client orders on the trading desk, Access Person's trade orders will not be processed until the client orders have been executed.


            If the security being traded is unrelated to client portfolios, the Access Person may execute the trade. The Access Person shall be responsible for compliance with this Statement of Policy whether or not the trades are required to be executed through the Trading Department.

            It is a requirement that duplicate confirmations be sent to the Trading Compliance Officer from the broker on all transactions in all accounts covered by this Statement of Policy. It is the responsibility of the employee to issue these instructions to all brokers for all covered accounts.



2.        Trading Policies

             Security transactions in accounts over which the Access Person has a beneficial interest, but over which he/she has no direct or indirect control, are not subject to restriction; but M&C should be notified of such accounts (see last paragraph of Paragraph 4.2).





      2.1     Securities Not Subject to Restrictions.

             Exempt from the restrictions hereof are:
o     Purchases or sales of securities which are direct  obligations of the
                  United States;
o     Purchases  or sales of shares of the M&C Growth or Balanced  Funds or other mutual funds;
o     Purchases  effected  upon  exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights are acquired from such issuer.

      2.2    Securities Subject to Restrictions.

            No  Access  Person  shall  directly  or  indirectly   initiate,
      recommend, or in any way participate in the purchase or sale of any security in which he/she has or by reason of such transaction acquires any beneficial interest if:
o     Such security is on the Restricted Stock List;
o     This  restriction  applies even if the employee desires to execute in a direction  opposite to M&C,  i.e., buy instead of
                  sell;  sell  instead  of  buy  so as to  avoid  the
                  appearance   of  a  conflict  of   interest.   This
                  provision is subject to waiver by the Trading Compliance Officer.



 3.     Other Trading Policies

      3.1    Options

             Executions of put or call options will meet the same criteria as Section 2.2.

      3.2    Dealings with Clients

             No Access Person may, directly or indirectly, sell to or purchase any security from a client of M&C.







      3.3    Margin Accounts

            While brokerage margin accounts are discouraged, an Access Person may open or maintain a margin account for the purchase of securities only with brokerage firms with whom such Access Person has maintained a regular brokerage account for a minimum of six months. This provision is subject to waiver by the Trading Compliance Officer.


      3.4   New Issues

            In view of the potential for conflicts of interest to M&C's broker relationships, Access Persons are also discouraged from acquiring new issues of offerings (especially of common stocks). Access Persons may purchase securities, which are the subject of an underwritten new issue only when the following conditions are met:
o     In no event where such securities are being considered for clients.
o     If the  above  does not  apply,  purchases  can be made only if prior approval  has  been  given by the  Trading  Compliance
               Officer.
3.5      Private Placements

            No Access Person shall purchase any security, which is the subject of a private offering unless prior approval has been obtained from the Trading Compliance Officer.

      3.6   Short Sales

            Access Persons are prohibited from selling any security short which is held broadly in client portfolios, except that short sales may be made 'against the box' for tax purposes. Short sales executed by employees must also comply with the other restrictions of Section 2.

      3.7    Bonds (Corporate and Municipal).

            On purchases and sales of $500,000 or greater, personal transactions in a bond shall not be executed prior to the fulfillment of client needs with the same stated investment objectives.


4.    Reporting Requirements

      4.1    M&C's Obligation

             Under Rule 204-2(a) (12), M&C is required to maintain a record of every transaction in a security, by which any employee has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, except (i) transactions effected in any account over which the employee has no direct or indirect control, or (ii) transactions in securities which are direct obligations of the United States.

             Under the amendment to Rule 17-j1, M&C is required to certify that it has adopted procedures reasonably necessary to prevent
      Access Persons from violating the investment adviser's code of ethics. In addition to a record of every transaction in a security, M&C is required to maintain a record of the Access Person's holding report.

      4.2   Access Person's Obligation

            Transactions in securities in which the Access Person has, or by reason of such transaction acquires, indirect or direct beneficial ownership, subject to the exceptions of Rule 204-2 as stated above, are required to be filed with the Trading Compliance Officer.

            Every Access Person must provide an initial holdings and an annual holdings report and verify quarterly the securities transactions that were executed during the prior quarter.


      4.3   Initial Holdings Report

            Every Access Person must provide the Treasurer with an initial holdings report no later than 10 days after the person becomes an Access Person. This report must include:
o     A list of  securities  including  the title  and  number of shares or principal  amount  of  each  covered  security  in
                   which  the   Access   Person  had  any  direct  or
                   indirect beneficial ownership when the person became an Access Person;
o     The name of any  broker,  dealer or bank with whom the Access  Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person;
o     The date the report is submitted by the Access Person.



      4.4   Annual Holdings Report

            Annually, no later than January 20th of each month, the Access Person must provide the Treasurer the following information which must be current as of a date no more than 30 days before the report is submitted -
o     A list if  securities  including  the title  and  number of shares or principal amount of each covered security in which the Access Person has any direct or indirect beneficial ownership;
o     The name of any  broker,  dealer or bank with whom the Access  Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and
o     The date the report is submitted by the Access Person.









      4.5   Quarterly Transaction Reports

            Every Access Person must review a list of all transactions on record with the Trading Compliance Officer quarterly, no later than 10 days after the end of a calendar quarter, and sign a statement attesting that the review covers all transactions for the stated time period in all accounts covered by this Statement of Policy. The quarterly report must include the following -


o     The  covered  security  in which the Access  Person had any direct or indirect beneficial ownership;
o     The date of the transaction,  title and number of shares or principal amount,  and the interest  rate and  maturity  date
                  (if applicable) of each covered security involved;
o     The  nature of the  transaction  (i.e.,  purchase,  sale or any other type of acquisition or disposition);
o     The  price of the  covered  security  at which  the  transaction  was effected;
o     The name of the broker with which the transaction was effected;
o     The date the report is submitted by the Access Person.



            It is the policy of M&C that Personal Securities Trading Reports be submitted quarterly by all Access Persons whether or not securities transactions have occurred in their accounts during the period.


            If an Access Person claims to be exempt from the reporting requirements with respect to any account in which he/she has direct or indirect beneficial ownership, but over which he/she has no direct or indirect control in the management process, he should so advise M&C by letter addressed to the Trading Compliance Officer, reciting the name of the account, the persons or firms responsible for its management, and the fact relied on in concluding that the employee has no direct or indirect control.







5.                          Prior Clearance and Execution of Securities
Transactions

            It will be the responsibility of the Research Department to determine for purposes of the application of the restrictions of sub-paragraphs 2.2 those securities being "considered" in accordance with guidelines developed by the Director of Research.

             As a result of such determination a Restricted Stock List, based on current and upcoming recommendations of securities for purchase or sale, is made accessible to all employees through an Intranet system. This restricted list should be reviewed prior to placing an order.

            In addition, an Access Person must review the Model Growth and Model Income Accounts, also made accessible through an Intranet system, which are representative of securities widely held in client portfolios, to determine if a transaction must be executed through the Trading Department.



6.    Retired Employees

            Retired employees may continue to receive investment research information from the M&C only so long as they agree to abide by and be subject to the Statement of Policy, including the reporting requirements set forth in Section 1.2, 2.1, 2.2, and 2.3, hereof.
7.    Sanctions

            M&C will require each Access Person to read and sign annually the Statement of Policy/Code of Ethics on Employee Securities Transactions.

            Strict compliance with the provisions of this Statement of Policy shall be considered a basic provision of employment with
      M&C. An Access Person will be required to reverse a trade that violates this Code and to cover any loss incurred, or surrender any profit realized, from any transaction in violation of such provisions. In addition, any breach of such provisions may constitute grounds for dismissal from employment with M&C.

            Access Persons are urged to consider the reasons for the adoption of this Statement of Policy. M&C's reputation for fair and honest dealing with its clients, the Securities and Exchange Commission, and the investment community in general has taken many years to build. This standing could be seriously damaged as the result of even a single transaction considered questionable in light of the fiduciary duty M&C owes to its clients. Access Persons are urged to seek the advice of the Trading Compliance Officer when they have questions as to the application of this Statement of Policy to their individual circumstances.







           EMPLOYEE - MONTAG & CALDWELL, INC.

           I have read the above Standards of Practice of Montag & Caldwell, Inc. and subscribe to them.





      ----------------
            Signature                                       Date




            SEC PROPOSED RULE 206(4)-5 "Pay to Play Prohibition"



            I (did) (did not) make contributions, during the past year, to a government official that includes an incumbent, candidate or successful candidate for elective office of a government entity, or an appointee of the office, that is directly or indirectly responsible for, or can influence the outcome of the selection of an investment adviser.


            Contributions to:



                  --------------------------------------------


            --------------------------------------------



            In the amount of        $________________




            -------------------------------
                  -----------------
            Signature                                       Date






BOARD OF DIRECTORS - VISION GROUP OF FUNDS



      The Board of Directors of the VISION GROUP OF FUNDS have read and approved the Year 2001 Statement of Policy (Code of Ethics) on Employee Securities Transactions (Including Reporting Requirements).


Signed_________________________________
Date___________________


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